Stan J.H. Lee, CPA
2160 North Central Rd. Suite # 203 tFort Lee t NJ 07024
Mailing address: P.O. Box 436402, San Ysidro CA 92143-9402
Tel: 619-623-7799 t Fax: 619-564-3408 t E-mail: stan2u@gmail.com

Securities and Exchange Commission
100 F. Street, N.E.
Mail Stop 3030
Washington, D.C. 20549-6010

March 16, 2010

To the Commission:

Please accept this letter as formal notice of our declination to stand for re-election as the independent registered public accounting firm for Apollo Capital Group, Inc. (the “Company”) as of March 16, 2010. Our Firm has made the decision to refocus the type and geographical concentration of clients and therefore we decline to stand for re-election, and are effectively resigning as the independent registered public accounting firm of the Company. Please note that there have never been any disagreements with management regarding the audits. Furthermore, our precious audits have never contained an adverse, modified, or disclaimer of opinions.

We consent to the filing of this letter as Exhibit 16.1 to any filing with the Securities and Exchange Commission.

If you would like to discuss this further please call at your convenience.

Sincerely,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA